Exhibit 99.1

iStar Financial Agrees to Sell $1.2 Billion of Senior Unsecured Notes

NEW YORK - September 13, 2006 - iStar Financial Inc. (NYSE: SFI), the leading publicly traded finance company focused on the commercial real estate industry, announced today that it has agreed to sell $700 million of Fixed Rate Notes and $500 million of Floating Rate Notes. All of the Notes are senior, unsecured debt securities of the Company.

The Company has agreed to sell $700 million of Fixed Rate 5.95% Senior Notes due 2013. The Notes are being sold at 99.755% of their principal amount to yield 5.992% per annum.

The Company has also agreed to sell $500 million of Floating Rate Senior Notes due 2009. The Notes will bear interest at a rate per annum equal to 3-month LIBOR plus 0.34%.

The offering of the Fixed Rate Notes is expected to close on September 22, 2006. The offering of the Floating Rate Notes is expected to close on September 18, 2006. iStar Financial expects to use the proceeds from the sale of the Notes to repay outstanding balances on its unsecured revolving credit facility.

The Notes have not been registered under the Securities Act of 1933, as amended. The Notes will be sold only to qualified institutional buyers and non-US persons in reliance on the exemptions from the registration requirements of U.S. that Act provided by Rule 144A and Regulation S. The Notes may not be offered or sold in the United States absent registration or an applicable exemption from registration.

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iStar Financial Inc. is the leading publicly traded finance company focused on the commercial real estate industry. The Company primarily provides custom tailored financing to high end private and corporate owners of real estate, including senior and mezzanine real estate debt, senior and mezzanine corporate capital, corporate net lease financing and equity. The Company, which is taxed as a real estate investment trust (“REIT”), seeks to deliver strong dividends and superior risk-adjusted returns on equity to shareholders by providing innovative and value added financing solutions to its customers. Additional information on iStar Financial is available on the Company’s website at http://www.istarfinancial.com.

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